Exhibit 5

                                  May 30, 2000

TTR Technologies, Inc.
2 HaNagar Street
Kfar Saba, Israel

      Re:   Registration Statement on Form S-8

Gentlemen:

      As counsel to TTR Technologies, Inc. (the "Company"), we have assisted in the preparation of a Registration Statement on Form S-8 (together with all exhibits thereto and documents incorporated by reference therein, the "Registration Statement") in the form proposed to be filed with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers an aggregate of 1,500,000 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company issuable upon exercise of options granted under the Company's 1996 Incentive and Non-Qualified Stock Option Plan and an aggregate of 25,000 Shares issuable upon exercise of options granted under the Company's Non-Executive Directors Stock Option Plan.

      This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

      In connection with the opinions expressed herein, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

      In our examination, we have assumed without independent verification (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents, and (v) the power and authority of all persons other than the Company signing such documents to execute, deliver and perform such documents, and the valid authorization, execution and delivery of such documents by such other persons. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company.

      We are admitted to practice in the State of New York and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware to the extent necessary to render this opinion. The Shares may be issued and sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof, and to the facts in existence on the date hereof. We assume no obligation to update such opinion.

      Based upon and subject to the foregoing, and our examination of law and such other matters as we have deemed relevant under the circumstances, it is our opinion that the Shares, when duly issued and sold in the manner and for the consideration contemplated by the Registration Statement will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                     Very truly yours,


                                     /s/ Wolf, Block, Schorr and Solis-Cohen LLP
                                     WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP